Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2009 (May 18, 2009 as to the effects of the retrospective adoption of new accounting standards as described in Note 1 to the financial statements) relating to the consolidated financial statements and financial statement schedule of Bio-Rad Laboratories, Inc. and subsidiaries (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of new accounting standards in 2009), appearing in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

December 6, 2010